EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 27, 2003 relating to the financial statements of Ericsson Capital Accumulation and Savings Plan as of December 31, 2002 and 2001 and for the year ended December 31, 2002, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Dallas, TX

June 27, 2003